Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 9, 2008,

between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	09/09/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	09/09/2008
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Limited Term ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Low Duration Bond Factor ETF	Fixed Income	03/08/2018
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	09/18/2014
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	09/09/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	09/09/2008

Agreed and Accepted

as of April 23, 2018

Fidelity Investments Money Management, Inc.	Fidelity Management & Research (Hong Kong) Limited

By:

/s/Harris G. Komishane

By:

/s/Sharon Lecornu

Name:

Harris G. Komishane

Name:

Sharon Lecornu

Title:

Treasurer

Title:

Director